Exhibit 99.1

NEWS RELEASE

Hastings Entertainment, Inc.	CONTACT:	Dan Crow Vice President and Chief Financial Officer (806) 677-1422 www.goHastings.com

Hastings Entertainment, Inc. Reports Results for the Fourth

Quarter of Fiscal 2013

AMARILLO, Texas, March 24, 2014—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three months and fiscal year ended January 31, 2014. Net income was approximately $2.3 million, or $0.29 per diluted share, for the three months ended January 31, 2014 compared to net income of approximately $1.2 million, or $0.15 per diluted share, for the three months ended January 31, 2013. Net loss was approximately $10.2 million, or $1.25 per diluted share, for the fiscal year ended January 31, 2014 compared to a net loss of $9.3 million, or $1.14 per diluted share, for the fiscal year ended January 31, 2013.

“As we have previously disclosed, one of our strategic initiatives is the introduction of new product categories which include consumer electronics, music electronics and accessories, vinyl, hobby, recreation and lifestyle and tablets,” said John H. Marmaduke, Chief Executive Officer and Chairman. “The majority of these products are included in our Electronics category which had a comparable sales increase of 5.2% for the fourth quarter of fiscal 2013 which is on top of a 15.1% comparable sales increase for the fourth quarter of fiscal 2012. Several of the remaining new categories are included in our Trends department which had a 25.1% increase for the fourth quarter of fiscal 2013 which is on top of a 6.2% increase for the fourth quarter of fiscal 2012. This was driven by the stores that were reset during fiscal 2012 and thirty-three stores reset by the end of December of fiscal year 2013. The Electronic and Trends departments in these reset stores had significant increases in revenues when compared to the rest of our superstores that have not had a reset. We are greatly encouraged by the performance of these new products. With the launch of the PlayStation 4 and Xbox One game consoles our Video Game Comps increased 10.7% for the quarter which compares to a decrease of 22.0% for the fourth quarter of fiscal 2012. Revenues for Music, Books and Rental continue to be impacted by the popularity of digital delivery, rental kiosks and subscription based services.

“In order to reduce our SG&A expenses in light of our lower revenue base, we underwent a restructuring of our corporate store support center which included staff reduction, department consolidation and the termination of four of our eight corporate officers. The total cost of this restructuring was approximately $1.4 million which we recognized during the first quarter of fiscal 2013. Additionally, we closed ten underperforming stores in fiscal 2013. For the fiscal year we reduced selling, general and administrative expenses by approximately $12.2 million excluding the restructuring charge.”

Financial Results for the Fourth Quarter of Fiscal Year 2013

Revenues. Total revenues for the fourth quarter decreased approximately $5.2 million, or 3.7%, to $136.4 million compared to $141.6 million for the fourth quarter of fiscal 2012. As of January 31, 2014, we operated ten fewer Hastings superstores, as compared to January 31, 2013. The following is a summary of our revenues results (dollars in thousands):

	Three Months Ended January 31,
	2014			2013			Increase/(Decrease)
		Percent			Percent
	Revenues	Of Total		Revenues	Of Total		Dollar	Percent
Merchandise Revenue	$122,511	89.8%		$125,992	89.0%		$(3,481)	-2.8%
Rental Revenue	13,820 50	10.1 0.0	% %	15,608 40	11.0 0.0	% %	(1,788 10)	-11.5 25.0	% %
Gift Card Breakage Revenue

Total Revenues	$136,381	100.0%		$141,640	100.0%		$(5,259)	-3.7%

Stores open at period end	130			140			(10)	-7.1%

Comparable-store revenues (“Comp”)
Total	1.2%
Merchandise	2.2%
Rental	-6.7%

Below is a summary of the Comp results for our major merchandise categories:

	Three Months Ended January 31,
	2014	2013
Trends	25.1%	6.2%
Video Games	10.7%	-22.0%
Electronics	5.2%	15.1%
Movies	1.4%	-0.8%
Consumables	-0.6%	-1.7%
Hardback Café	-3.7%	10.7%
Books	-8.2%	-4.5%
Music	-11.5%	-12.9%

Trends Comps increased 25.1% for the quarter, primarily due to increased sales in novelty gifts and toys, boxed games, action figures, children’s toys, licensed and branded products and recreational and lifestyle products. Licensed and branded products for which we experienced strong sales during the quarter were Sons of Anarchy, Walking Dead and Doctor Who. The Trends department also includes recreation and lifestyles products whose growth was driven by the addition of hobby products to reset stores as well as pet accessories and outdoor accessories. Hobby products showed significant growth during the quarter led by sales of remote control vehicles and model kits. Video Games Comps increased 10.7% for the quarter, primarily due to the launch of the PlayStation 4 and Xbox One game consoles, as well as an increase in consumer purchases of new and used games. Electronics Comps increased 5.2% for the quarter, primarily due to increased sales of big screen televisions and turntables. In addition, with the release of two new iPhone models we had increased sales in phone accessories. Movies Comps increased 1.4% for the quarter, primarily due to increased sales of new and used Blu-ray and traditional DVDs, partially offset by a decrease in Midline new and used DVDs. Consumables Comps decreased 0.6% for the quarter, primarily due to lower sales of bottle drinks, fountain drinks and everyday consumable items, partially offset by an increase in seasonal candies. Hardback Café Comps decreased 3.7% for the quarter, primarily due to the closing of seven Hardback Cafés which operated in comp stores. Books Comps decreased 8.2% for the quarter, primarily due to a weaker release schedule for new books and a decrease in trade paperback sales, as compared to the fourth quarter of fiscal 2012, which included higher sales from the Fifty Shades trilogy. Sales of digital hardware also decreased for the quarter as compared to the same period in the prior year. Music Comps decreased 11.5% for the quarter, primarily due to a significant reduction in retail space in the 36 stores that were reset in fiscal 2013 as well as the increasing popularity of digital delivery, partially offset by the increased sales of new vinyl albums.

Rental Comps decreased 6.7% during the quarter, primarily due to fewer rentals of traditional DVDs and video games, partially offset by an increase in rentals of Blu-ray movies. Rental Movie Comps decreased 5.4% for the fourth quarter as we continue to be affected by competitor rental kiosks and subscription-based rental services. Rental Video Game Comps decreased 18.8%.

Gross Profit – Merchandise. For the fourth quarter, total merchandise gross profit dollars decreased approximately $1.5 million, or 4.0%, to $36.4 million from $37.9 million for the same quarter in the prior year primarily due to a decrease in revenue and a slight decrease in margin rates. The decrease in revenue was primarily attributed to operating fewer superstores this quarter compared to the same period in the prior year. As a percentage of total merchandise revenue, merchandise gross profit decreased to 29.7% for the quarter compared to 30.1% for the same quarter in the prior year, resulting primarily from a continued shift in mix of revenues by category and increased merchandise markdowns, partially offset by lower freight expense, lower expense to return products and lower shrinkage.

Gross Profit – Rental. For the fourth quarter, total rental gross profit dollars decreased approximately $1.4 million, or 14.1%, to $8.5 million from $9.9 million for the same quarter in the prior year, due to a decrease in revenue partially attributed to operating fewer superstores this quarter compared to the same quarter in the prior year. As a percentage of total rental revenue, rental gross profit decreased to 61.2% for the quarter compared to 63.2% for the same quarter in the prior year, primarily due to an increase in revenues under revenue sharing agreements, which generally have lower margins when compared to traditional agreements, partially offset by a decrease in depreciation and shrink expense. Additionally, in an effort to gain market share, we were more promotional during the holiday season which had a negative impact on our margin rate.

Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A decreased to 31.0% for the fourth quarter compared to 32.6% for the same period in the prior year due to a significant reduction in SG&A expenses. SG&A decreased approximately $4.0 million during the quarter, or 8.7%, to $42.2 million compared to $46.2 million for the same quarter last year. The majority of the decrease results primarily from a $1.0 million reduction in store labor expense, a $0.7 million reduction in depreciation expense and a $0.5 million reduction in store advertising expense, all of which were primarily the result of operating fewer superstores this quarter compared to the same period in the prior year. Several other SG&A expenses had smaller decreases or increases during the quarter which netted to an additional $1.8 million decrease for the fourth quarter.

Interest Expense. For both the fourth quarter of fiscal 2013 and fiscal 2012, interest expense was approximately $0.3 million. Interest rates for both quarters averaged 2.5%.

Income Taxes. The effective tax rate for the fourth quarter was 2.7% primarily due to Texas state income tax, which is based primarily on gross margin.

Financial Results for the Fiscal Year Ended January 31, 2014

Revenues. Total revenues for the fiscal year ended January 31, 2014 decreased approximately $26.5 million, or 5.7%, to $436.0 million compared to $462.5 million for the fiscal year ended January 31, 2013. The following is a summary of our revenues results (dollars in thousands):

	Fiscal Year Ended January 31,
	2014			2013			Increase/(Decrease)
		Percent			Percent
	Revenues	Of Total		Revenues	Of Total		Dollar	Percent
Merchandise Revenue	$382,578	87.8%		$402,735	87.1%		$(20,157)	-5.0%
Rental Revenue	53,043 341	12.2 0.1	% %	59,846 (80)	12.9 0.0	% %	(6,803 421)	-11.4 NM %
Gift Card Breakage Revenue

Total Revenues	$435,962	100.0%		$462,501	100.0%		$(26,539)	-5.7%

Stores open at period end	130			140			(10)	-7.1%

Comparable-store revenues (“Comp”)
Total	-2.8%
Merchandise	-2.0%
Rental	-7.7%

Below is a summary of the Comp results for our major merchandise categories:

	Fiscal Year Ended January 31,
	2014	2013
Trends	15.2%	8.7%
Electronics	9.9%	12.9%
Movies	2.2%	-1.1%
Hardback Café	1.1%	11.1%
Consumables	-2.5%	1.5%
Video Games	-2.9%	-21.8%
Books	-10.7%	-1.3%
Music	-12.5%	-12.0%

Trends Comps increased 15.2% for fiscal 2013, primarily due to strong sales in toys and gifts, action figures, comic books, licensed and branded products and recreational and lifestyle products. Licensed and branded products for which we experienced strong sales during the period were Walking Dead, Star Wars and Doctor Who. The Trends department also includes recreation and lifestyles products whose growth was driven by the addition of hobby products, pet accessories and outdoor accessories to reset stores as well as the growth in the existing categories of skateboards and disc golf. Hobby products showed significant growth during fiscal 2013 led by sales of remote control vehicles and model kits. Electronics Comps increased 9.9% for fiscal 2013, primarily due to increased sales in hardware categories, such as televisions, turntables and speaker systems. Strong growth was also realized in refurbished electronics. Movies Comps increased 2.2% for fiscal 2013, primarily due to increased sales of new and used Blu-ray, traditional and boxed set DVDs, partially offset by new, previously viewed and used Midline DVDs. Hardback Café Comps increased 1.1%, due to higher sales of iced and hot specialty café drinks, partially offset by a decrease in retail products such as mugs and baked goods. Consumables Comps decreased 2.5%, primarily due to decreased sales in popcorn, candies, and fountain drinks. Video Games Comps decreased only 2.9% for fiscal 2013, primarily due to the release of the PlayStation 4 and the Xbox One game consoles in the fourth quarter as well as increased sales in new and used games. Books Comps decreased 10.7%, primarily due to a weaker release schedule for new books and a decrease in trade paperback and hardback sales, as compared to fiscal 2012, which included strong sales from the Fifty Shades and Hunger Games trilogies. In addition, sales of digital hardware decreased significantly for fiscal 2013 as compared to fiscal 2012. Music Comps decreased 12.5% for the period, primarily due to a significant reduction in retail space in the 36 stores that were reset in fiscal 2013 as well as the increasing popularity of digital delivery, partially offset by the increased sales of new and used vinyl albums.

Rental Comps decreased 7.7% for fiscal 2013 primarily resulting from fewer rentals of traditional DVDs and video games, partially offset by an increase in rentals of Blu-ray movies. Rental Movie Comps decreased 6.3% primarily due to competition from rental kiosks and subscription-based rental services. Rental Video Game Comps decreased 19.8%.

Gross Profit – Merchandise. For fiscal 2013, total merchandise gross profit dollars decreased approximately $7.6 million, or 6.0%, to $119.9 million from $127.5 million for the same period in the prior year primarily due to a decrease in revenue which is primarily attributed to operating fewer superstores for the same period in the prior year. As a percentage of total merchandise revenue, merchandise gross profit slightly decreased to 31.4% for fiscal 2013, compared to 31.7% for fiscal 2012, primarily due to a shift in mix of revenues by category and higher markdown expenses, partially offset by lower freight expense, lower expense to return products and lower shrinkage.

Gross Profit – Rental. For fiscal 2013, total rental gross profit dollars decreased approximately $5.1 million, or 13.0%, to $34.0 million from $39.1 million for the same period in the prior year primarily due to a decrease in revenue which is partially attributed to operating fewer superstores for the same period in the prior year. As a percentage of total rental revenue, rental gross profit decreased to 64.0% for fiscal 2013 compared to 65.3% for the prior year, primarily due to an increase in revenues under revenue sharing agreements, which generally have lower margins when compared to traditional agreements. The rate decrease in partially offset by a decrease in depreciation and shrink expense.

Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A decreased to 37.5% for fiscal year 2013 compared to 37.7% for fiscal year 2012, due to a significant reduction in SG&A expenses. SG&A decreased approximately $10.8 million, or 6.2%, to $163.7 million compared to $174.5 million for the same period last year. The majority of the decrease results primarily from a $3.3 million reduction in store labor expense, a $2.3 million reduction in depreciation expense, a decrease of $1.7 million in store advertising expense and a decrease of $0.6 million in store supplies, all of which were primarily the result of operating fewer superstores during this fiscal year compared to last fiscal year. There was a $1.9 million reduction in corporate salary expense due to lower bonus payouts and the restructuring that took place in the first quarter of fiscal 2013. Several other SG&A expenses had smaller decreases or increases during the year which netted to an additional $1.0 million decrease for fiscal 2013.

Interest Expense. For fiscal 2013, interest expense increased approximately $0.1 million, or 8.3%, to $1.3 million, compared to $1.2 million for fiscal 2012. The increase results primarily from higher debt levels. Interest rates for both periods averaged 2.5%.

Income Taxes. During fiscal 2013, the Company recorded a discrete tax benefit of approximately $0.5 million from the recognition of a tax position due to a change in state administrative practices. No discrete items were recorded during fiscal 2012.

As the Company has a net operating loss and a net deferred tax asset, which has been offset by a full valuation allowance at the end of fiscal 2013, there is no tax liability, with the exception of Texas state income tax; therefore, considering the discrete tax benefit described above and the Texas state income tax, the effective tax rate for fiscal year 2013 is (2.3%). The valuation allowance is approximately $14.3 million as of January 31, 2014. We reassess the valuation quarterly, and if future evidence allows for a partial or full release of the valuation allowance, a tax benefit will be recorded accordingly.

Store Activity

Since December 6, 2013, which was the last date we reported store activity, we have the following activity to report.

•	Store closed in Borger, Texas in February 2014

Safe Harbor Statement

This press release contains “forward-looking statements.” Hastings Entertainment, Inc. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the Company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, consumer appeal of our existing and planned product offerings, and the related impact of competitor pricing and product offerings; overall industry performance and the accuracy of our estimates and judgments regarding trends; our ability to obtain favorable terms from suppliers; our ability to respond to changing consumer preferences, including with respect to new technologies and alternative methods of content delivery, and to effectively adjust our offerings if and as necessary; the application and impact of future accounting policies or interpretations of existing accounting policies; unanticipated adverse litigation results or effects; the effects of a continued deterioration in economic conditions in the U.S. or the markets in which we operate our stores; the effect of inclement weather on the ability of consumers to reach our stores; and other factors which may be outside of the company’s control. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Please refer to the company’s annual, quarterly, and periodic reports on file with the Securities and Exchange Commission for a more detailed discussion of these and other risks that could cause results to differ materially.

About Hastings

Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used books, videos, video games and CDs, and trends and consumer electronics merchandise, with the rental of videos and video games in a superstore format. We currently operate 126 superstores, averaging approximately 24,000 square feet, primarily in medium-sized markets throughout the United States. We also operate three concept stores, Sun Adventure Sports, located in Amarillo, Texas and Lubbock, Texas, and TRADESMART, located in Littleton, Colorado.

We operate www.goHastings.com, an e-commerce Internet web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access to our filings with the Securities and Exchange Commission.

Consolidated Balance Sheets

(Dollars in thousands)

	January 31, 2014	January 31, 2013
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$3,753	$3,730
Merchandise inventories, net	152,138	145,337
Prepaid expenses and other current assets	10,394	10,427

Total current assets	166,285	159,494
Rental assets, net	10,227	11,353
Property and equipment, net	29,212	32,099
Intangible assets, net	244	244
Other assets	677	2,792

Total assets	$206,645	$205,982

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$57,236	$54,928
Accrued expenses and other current liabilities	28,359	27,396

Total current liabilities	85,595	82,324
Long-term debt, excluding current maturities	51,749	41,805
Deferred income taxes	60	50
Other liabilities	5,239	7,828
Shareholders’ equity
Preferred stock	—	—
Common stock	119	119
Additional paid-in capital	36,412	36,375
Retained earnings	48,460	58,642
Accumulated other comprehensive income	347	247
Treasury stock, at cost	(21,336)	(21,408)

Total shareholders’ equity	64,002	73,975

Total liabilities and shareholders’ equity	$206,645	$205,982

Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended		Fiscal year ended
	January 31,		January 31,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)
Merchandise revenue	$122,511	$125,992	$382,578	$402,735
Rental revenue	13,820	15,608	53,043	59,846
Gift card breakage revenue	50	40	341	(80)

Total revenues	136,381	141,640	435,962	462,501
Merchandise cost of revenue	86,112	88,100	262,639	275,251
Rental cost of revenue	5,368	5,744	19,071	20,779

Total cost of revenues	91,480	93,844	281,710	296,030

Gross profit	44,901	47,796	154,252	166,471
Selling, general and administrative expenses	42,226	46,178	163,698	174,461

Operating income (loss)	2,675	1,618	(9,446)	(7,990)
Other income (expense):
Interest expense, net	(345)	(302)	(1,283)	(1,173)
Other, net	69	17	302	147

Income (loss) before income taxes	2,399	1,333	(10,427)	(9,016)
Income tax expense (benefit)	65	123	(244)	297

Net income (loss)	$2,334	$1,210	$(10,183)	$(9,313)

Basic income (loss) per share	$0.29	$0.15	$(1.25)	$(1.14)

Diluted income (loss) per share	$0.29	$0.15	$(1.25)	$(1.14)

Weighted-average common shares outstanding:
Basic	8,143	8,168	8,142	8,202
Dilutive effect of stock awards	11	48	—	—

Diluted	8,154	8,216	8,142	8,202

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Fiscal year ended January 31,
	2014	2013
	(unaudited)
Cash flows from operating activities:
Net loss	$(10,183)	$(9,313)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Rental asset depreciation expense	3.920	6,187
Purchases of rental assets	(7,849)	(11,072)
Property and equipment depreciation expense	12,552	14,948
Deferred income taxes	10	8
Loss on rental assets lost, stolen and defective	654	985
Loss on disposal or impairment of property and equipment, excluding rental assets	607	1,411
Non-cash stock-based compensation	180	704
Changes in operating assets and liabilities:
Merchandise inventories, net	(2,397)	11,209
Prepaid expenses and other current assets	1,963	4,802
Trade accounts payable	861	1,895
Accrued expenses and other current liabilities	(644)	1,246
Other assets and liabilities, net	(698)	(806)

Net cash provided by (used in) operating activities	(1,024)	22,204

Cash flows from investing activities:
Purchases of property and equipment	(10,274)	(9,008)

Net cash used in investing activities	(10,274)	(9,008)

Cash flows from financing activities:
Borrowings under revolving credit facility	437,022	433,850
Repayments under revolving credit facility	(427,078)	(445,324)
Purchase of treasury stock	(128)	(542)
Cash dividends paid	—	(3,062)
Change in cash overdraft	1,447	1,765
Deferred financing costs paid	—	(325)
Proceeds from exercise of stock options	58	—

Net cash provided by (used in) financing activities	11,321	(13,638)

Net increase (decrease) in cash	23	(442)
Cash at beginning of period	3,730	4,172

Cash at end of period	$3,753	$3,730

Balance Sheet and Other Ratios (A)

(Dollars in thousands, except per share amounts)

	January 31, 2014	January 31, 2013
Merchandise inventories, net	$152,138	$145,337
Inventory turns, trailing 12 months (B)	1.77	1.85
Long-term debt	$51,749	$41,805
Long-term debt to total capitalization (C)	44.7%	36.1%
Book value (D)	$64,002	$73,975
Book value per share (E)	$7.86	$9.02

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2014	2013	2014	2013
Comparable-store revenues (F):
Total	1.2%	-5.7%	-2.8%	-5.1%
Merchandise	2.2%	-5.1%	-2.0%	-3.7%
Rental	-6.7%	-10.1%	-7.7%	-12.9%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.
(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.
(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).
(D)	Defined as total shareholders’ equity.
(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding for the fiscal year ended January 31, 2014 and 2013, respectively.
(F)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Gift card breakage revenues are not included, and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.